Exhibit 99.1
MERCANTILE BANCORP FINALIZES
ACQUISITION OF ROYAL PALM BANCORP, INC.
•	Mercantile Gains Presence in Fast-Growing Naples FL Metro Area

•	Acquisition Adds $124.7 Million of Loans; $135.8 Million of Deposits

•	Royal Palm Offers Additional Growth Potential
Quincy, IL, November 13, 2006 — Mercantile Bancorp, Inc. (AMEX: MBR) today announced it has completed the acquisition of Royal Palm Bancorp, Inc. of Naples, Florida in a cash transaction valued at $42.7 million. The acquisition, first announced in late May, brings into the Mercantile Bancorp fold The Royal Palm Bank of Florida, a full service community bank with three locations in southwest Florida including Naples, Marco Island and South Fort Myers
“We expect the Royal Palm acquisition to be immediately accretive to Mercantile’s earnings,” said Dan S. Dugan chairman, president and chief executive officer. “Royal Palm is well established and has a corporate culture that will meld well into our organization. Its integration should be rapid and smooth. The acquisition will be reflected on our balance sheet as of the end of 2006. However, the timing of the transaction means the impact of Royal Palm will not be fully evident in our financial results until 2007,” he added.
“Royal Palm gives Mercantile Bancorp a presence in Naples, Florida, one of the nation’s fastest-growing and most affluent metropolitan areas,” “As mentioned in our earlier announcement, the Naples area is projected to experience growth in excess of 25 percent per year at least through 2010. Average household income there is in excess of $90,000 according to government statistics. As the Naples-Ft. Meyers area continues to grow, so will the need for banking services. Royal Palm is a vehicle through which we can participate in the development of that area. Royal Palm also provides Mercantile with avenues for expansion in Florida over the longer-term, should we decide to pursue them.”
The company said Royal Palm initially adds assets of $157.5 million to Mercantile. Royal Palm’s loan portfolio as of October 31, 2006 amounted to $124.7 million. Royal Palm also brings with it deposits of $135.8 million. All reported numbers were unaudited at the date of release.
“The acquisition of Royal Palm is a manifestation of one of the elements of our three-pronged strategy aimed at delivering increased value to our shareholders. We are active in seeking out acquisition opportunities in areas where the potential for faster growth than our traditional markets in Illinois, Missouri and Kansas. In addition, we continue to make small investments in other community banks that show promise. We currently have eight such investments but in the aggregate they represent less than 10 percent of our total capital. The third prong is our group of community banks we strive to make as efficient as possible while offering outstanding customer service and a full array of financial products,” Dugan noted.

About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 3 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 8 community banks in Missouri, Georgia, Florida, North Carolina and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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